Exhibit 8.1

LIST OF SUBSIDIARIES:

IMA EXPLORATION INC. (a British Columbia, Canada company)

IMA LATIN AMERICA INC. (a British Virgin Islands company) (100% owned by IMA Exploration Inc.)

PUNTO DORADO S.A. (an Argentinean company) (100% owned by IMA Latin America Inc.)

The Company has one direct wholly-owned subsidiary, IMA Latin America Inc., a British Virgin Islands company.  This company was formerly IMA Navidad IMA  Navidad  (BVI) Inc., a British Virgin Islands company.

IMA Latin America Inc. has one direct wholly-owned subsidiary, Punto Dorado S.A., an Argentinean company.